Exhibit 99.1

GTx, Inc. Announces Closing of Private Placement

MEMPHIS, Tenn. — March 6, 2014 — GTx, Inc. (NASDAQ: GTXI) announced today that it closed the previously-announced private placement of its common stock and warrants to purchase its common stock. In the private placement, GTx issued 11,976,048 immediately separable units, comprised of an aggregate of 11,976,048 newly-issued shares of common stock and warrants to purchase up to 10,179,642 additional shares of common stock. The purchasers consisted of J.R. Hyde, III, the chairman of GTx’s Board of Directors, and The Pyramid Peak Foundation. Gross proceeds from the offering were approximately $21.3 million.

In connection with the private placement, GTx has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of shares of common stock sold in the private placement, including the shares of common stock underlying the warrants, within 180 days after the closing. The securities sold by GTx in this private placement have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of these securities.

About GTx

GTx, Inc., headquartered in Memphis, Tennessee, is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules for the treatment of cancer, including treatments for prostate and breast cancer, cancer supportive care, including prevention and treatment of cancer-related muscle wasting, and other serious medical conditions.

Source: GTx, Inc.

Media:
BrewLife
Denise Powell, 415-946-1062
dpowell@brewlife.com
or
Investors:
GTx, Inc.
Marc Hanover, 901-507-6915
President and Chief Operating Officer
mhanover@gtxinc.com